Exhibit 99.1

FOR IMMEDIATE RELEASE

Keurig Dr Pepper to Acquire Core®, a Premium Enhanced Beverage Company

Acquisition represents the Company’s latest move in the evolution of its allied brands portfolio

BURLINGTON, MA and PLANO, TX (September 27, 2018) — Keurig Dr Pepper (NYSE: KDP) today announced that it has entered into a definitive agreement to acquire CORE® Nutrition LLC at a value of $525 million, or approximately $435 million net of anticipated tax benefits.  Founded in 2015, the rapidly growing Core® Nutrition portfolio includes CORE® Hydration, a premium, nutrient-enhanced bottled water, and CORE® Organic, USDA-certified organic enhanced fruit hydration, both currently distributed by KDP.

The acquisition of CORE® Nutrition will be funded with KDP common stock, net of KDP’s current equity investment and certain other contractual adjustments.  The Company expects the transaction to be neutral to KDP’s adjusted diluted earnings per share  in 2019 and accretive thereafter.

CORE® has been a KDP allied brand since 2016, with KDP currently managing approximately two-thirds of the brand’s U.S. distribution.  Net sales of all CORE® beverages have grown at an average annualized rate of approximately 115% over the past three years, with current retail sales(1) across both measured and unmeasured channels estimated in excess of $200 million in the latest 52 weeks.

Commenting on the announcement, KDP CEO Bob Gamgort stated, “CORE® has been a valued and successful allied brand partner, and we are pleased that this on-trend beverage will become part of our owned KDP family of brands.  Our sales and distribution capabilities have helped fuel significant growth for the CORE® portfolio. Through this transaction we intend to realize the full growth potential for the business.”

Lance Collins, founder of CORE® commented, “We created CORE® to meet the increasing desires for innovative, enhanced water offerings with functional benefits for today’s modern consumer.  KDP has been an outstanding partner for CORE® and I am certain that, under its ownership, CORE® will continue to see tremendous long-term success.  I am a strong supporter of the KDP strategy and business model and am looking forward to being a shareholder in the company.”

Following the closing of the acquisition, both CORE® Hydration and CORE® Organic will continue to be distributed primarily through KDP’s company-owned direct store delivery network and independent distributor network, while certain select existing CORE® Nutrition distribution partners are expected to maintain their channel coverage.

The transaction is subject to customary closing conditions and is expected to close by the end of 2018.  Evercore acted as financial advisor to KDP and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel.  Gibson, Dunn & Crutcher LLP served as legal counsel for CORE® Nutrition and Whipstitch Capital provided a fairness opinion.

(1)  Retail sales based on IRI All-Outlet + Convenience channels and Company estimates for unmeasured channels.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction.

Investors Contacts

Maria Sceppaguercio

Keurig Dr Pepper

T: 781-418-8136 / maria.sceppaguercio@keurig.com

Steve Alexander

Keurig Dr Pepper

T: 972-673-6769 / steve.alexander@dpsg.com

Media Contact

Katie Gilroy

Keurig Dr Pepper

T: 781-418-3345 / katie.gilroy@keurig.com

ABOUT KEURIG DR PEPPER

Keurig Dr Pepper (KDP) is a leading coffee and beverage company in North America, with annual revenue in excess of $11 billion. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. The Company maintains an unrivaled distribution system that enables its portfolio of more than 125 owned, licensed and partner brands to be available nearly everywhere people shop and consume beverages. With a wide range of hot and cold beverages that meet virtually any consumer need, KDP key brands include Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s® and The Original Donut Shop®. The Company employs more than 25,000 employees and operates more than 120 offices, manufacturing plants, warehouses and distribution centers across North America.   For more information, visit www.keurigdrpepper.com.